July 12, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:       Environmental Monitoring and Testing Corporation
            File Ref. No. 0-18296

We were previously the principal accountant for Environmental Monitoring and Testing Corporation and under the date of October 28, 2003, we reported on the financial statements of Environmental Monitoring and Testing Corporation as of and for the years ended September 30, 2003 and 2002.  On June 4, 2004 our appointment as principal accountant was terminated.  We have read Environmental Monitoring and Testing Corporation’s statement included under Item 4 of its Form 8-K/A dated June 29, 2004 and we agree with such statements.

Very truly yours,

Margolies, Fink and Wichrowski